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                                                                      Exhibit 99



CRAIG, READING AND CITADEL ANNOUNCE EXECUTION AND DELIVERY OF MERGER AGREEMENT

For Information Contact:                               Andrzej Matyczynski
                                                       Chief Financial Officer
                                                       (213) 239-0555


     Los Angeles, California: August 20, 2001. Craig Corporation ("Craig") (NYSE: "CRG", "CRGPR"), Reading Entertainment, Inc. ("Reading") (NASDAQ: "RDGE") and Citadel Holding Corporation ("CITADEL") (AMEX: "CDL.A", "CDL.B") announced today that on Friday they entered into a definitive agreement and plan of merger (the "Consolidation Agreement") providing for the consolidation of the three companies under Citadel in a merger of equals transaction (the "Consolidation").

     In the proposed Consolidation, each holder of Craig Common Stock and Craig Common Preference Stock will receive 1.17 shares of Citadel Class A Nonvoting Common Stock. Each holder of Reading Common Stock will receive 1.25 shares of Citadel Class A Nonvoting Common Stock. Holders of Citadel Class A Nonvoting Common Stock and Class B Voting Common Stock will continue to hold the same shares immediately after the Consolidation as they did immediately prior to the Consolidation. Holders of options to acquire Craig Common Stock, Craig Common Preference Stock or Reading Common Stock will have the option to convert those options into options to receive an equivalent number of shares of either Citadel Class A or Citadel Class B Common Stock.

     The proposed Consolidation will be taxable in nature, and each holder of Craig Common Stock, Craig Common Preference Stock or Reading Common Stock will recognize gain or loss depending upon their tax basis in such shares. Holders of Citadel Class A Common Stock and Citadel Class B Common Stock will not recognize any taxable gain or loss, as they will not be receiving new securities in the Consolidation.

     Mr. James J. Cotter, the Chairman and Chief Executive Officer of each of Craig, Reading and Citadel, noted that, using the average trading price for Citadel Class A Common Stock over the six-month period prior to announcement that the companies had reached an agreement in principle regarding the Consolidation (approximately $1.92 per share), the exchange ratios translate into $2.25 per share for the Craig Common and Craig Common Preference Stock and $2.40 per share for the Reading Common Stock. The average trading prices of these Craig and Reading securities over the same six-month period were approximately as follows: Craig Common Stock, $2.28; Craig Common Preference Stock, $1.80; and Reading Common Stock, $2.22. Mr. Cotter further stated that he supports the Consolidation and has agreed to vote in favor of the consummation of that transaction.
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     According to Andrzej Matyczynski, the Chief Financial Officer of each of the three companies, cost savings resulting from the fully phased in Consolidation are expected to approximate $1 million annually. Also, after applying purchase accounting treatment to the Consolidation, and based on the June 30, 2001 financial statements of the three companies, the pro forma book value per share of Citadel Common Stock is anticipated to increase from approximately $3.81 per share to approximately $4.07 per share.

     Consummation of the proposed Consolidation is subject to various conditions, including the accuracy, in all material respects, of certain representations and warranties and the approval of the stockholders of each of the three companies. In the case of Craig and Reading, the approval of the holders of a majority of the outstanding voting power of each such company is required. In the case of Citadel, only the approval of the holders of a majority of the shares present at the meeting and voting on the matter is required. As a part of the Consolidation Agreement, Mr. James J. Cotter has agreed to vote all shares of Craig Common Stock, Craig Common Preference Stock and Citadel Class B Common Stock under his control in favor of the stockholder approvals required for the consummation of the Consolidation. Likewise, Craig has agreed to vote all shares of Reading Common Stock, Reading Series B Preferred Stock, and Citadel Class B Common Stock under its control and Reading has agreed to vote all shares of Citadel Class B Common Stock under its control in favor of such approvals. Accordingly, persons controlling a majority of the voting power of Craig and Reading and 49% of the voting power of Citadel are contractually obligated to vote in favor of the stockholder approvals required for the consummation of the proposed Consolidation.

     It is anticipated that the Consolidation will be presented to the stockholders of the three companies at a joint meeting currently scheduled to be held in Los Angeles on October 24, 2001. A record date of September 21, 2001, has been set for purposes of determining stockholders entitled to vote at that meeting. It is further anticipated that the Consolidation will close promptly following that meeting.

     The exchange ratio to be used for purposes of the Consolidation was reviewed and recommended by the Conflicts Committees of the respective companies, each of which is comprised entirely of independent outside directors. Each Conflicts Committee was represented by separate legal counsel, and relied upon the analysis and recommendation of Marshall & Stevens Incorporated ("Marshall & Stevens") with respect to the relative values of the three companies, the determination of a fair exchange ratio of Citadel Class A Nonvoting Common Stock for shares of Reading Common Stock, Craig Common Stock and Craig Common Preference Stock, and for advice as to the fairness of the Consolidation to the public stockholders of Craig, Reading and Citadel from a financial point of view. Marshall & Stevens has advised each of the Conflicts Committees and each of the Boards of Directors of Craig, Reading and Citadel that, in its opinion, the proposed consolidation transaction is fair to the public stockholders of Craig, Reading and Citadel from a financial point of view.

     Following the Consolidation, it is anticipated that approximately 20,484,988 shares of Citadel's Class A Nonvoting Common Stock and 1,336,330 shares of Citadel's Class B Voting Common Stock will be outstanding. It is also anticipated that such shares will be listed for trading
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on the American Stock Exchange.

     Readers are urged to read the combination proxy statement/prospectus to be filed with the Securities and Exchange Commission in connection with the proposed Consolidation, which will contain important information regarding the proposed Consolidation. Once filed, the combination proxy statement/prospectus may be obtained through the SEC's web site at http://www.sec.gov.
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     This press release contains forward-looking statements. These statements can be identified by the use of forward-looking terminology such as "anticipate," "expected," "preliminary" and "intend." These statements represent the judgment of Craig, Reading and Citadel concerning the future and are subject to risks and uncertainties that could cause the proposed Consolidation not to occur in the manner or in the time frame indicated in this press release or for the performance of the consolidated company to be less than currently anticipated by Craig, Reading and Citadel. Factors influencing the proposed Consolidation and/or the performance of the combined company, in addition to the conditions referred to above, include, but are not limited to, changes in the general economy, the supply of, and demand for, motion picture exhibition and real estate assets in markets in which Craig, Reading and/or Citadel have investments, currency fluctuations, the availability of financing and governmental policies and regulation, as well as delays in obtaining any required approvals.